Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into and effective as of October 28, 2009 (“Effective Date”), by and between LAPOLLA INDUSTRIES, INC., a Delaware Corporation (“Company”) and NEIL P. BURNS (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive in an executive capacity;

WHEREAS, Executive desires to accept such employment with Company; and

NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.             EMPLOYMENT TERM.  Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period beginning on the Effective Date and ending December 31, 2011, unless sooner terminated in accordance with Section 6 hereof (“Employment Period”).

2.             POSITION; DUTIES.  During the Employment Period, Executive shall hold the title and position of Chief Financial Officer and Corporate Treasurer of the Company and shall have the duties and responsibilities usually vested in such capacities, as determined from time to time by the Chief Executive Officer, Board of Directors and By-laws.

3.             MANNER OF PERFORMANCE.  Executive shall serve the Company with his best efforts and all his skill and ability in the performance of his duties hereunder.  Executive shall carry out his duties in a competent and professional manner, to the reasonable satisfaction of the Chief Executive Officer and Board of Directors, and shall work with other Executives of the Company and generally promote the best interests of the Company and its stockholders.

4.             COMPENSATION AND RELATED MATTERS.  Executive’s compensation for his services shall be as follows:

4.1           Base Compensation.  During the Employment Period, Executive shall receive an annual base salary ("Annual Base Salary") of $160,000, payable in accordance with the Company’s normal payroll practices. Executive’s Annual Base Salary will be reviewed by the Chief Executive Officer on January 1, 2011.

4.2           Bonus.  Executive shall earn a $5,000 bonus for each profitable quarter during the 2010 calendar year.  Company and Executive will mutually determine bonus consideration for the 2011 calendar year thirty (30) days prior to the end of the 2010 calendar year.  The determination of whether or not the Company was profitable for a particular quarter during the 2010 calendar year will be made by the Compensation Committee based on the Company’s financial results as approved by the Audit Committee.  If the Company was not profitable for a particular quarter, the Bonus for that particular quarter is not earned and forfeited.  For the purposes of this Agreement, “Profitability” is defined as Net Income (inclusive of any bonus earned hereunder) before Dividends on Preferred Stock.

4.3           Awards.  During the Employment Period, Executive may be entitled to earn awards under equity or other plans or programs that the Company may from time to time, in its discretion, determine to put into effect (“Awards”). The administrator of these plans or programs shall determine the terms, conditions, performance criteria and restrictions of the Awards.

4.4           Compensation and Benefit Programs. During the term of Executive’s employment hereunder, Executive shall be entitled to participate in the following plans as they may exist from time to time during the term hereof, to wit, any and all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as offered by the Company from time to time to its Executives, including savings, pension, profit-sharing, stock options, and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.5           Vacation Time and Other Benefits.  Executive shall be entitled to three (3) weeks of vacation without loss of compensation each year during the Employment Period.  Vacation will be taken at such times as Executive and the Chief Executive Officer shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Company, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of the Company. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Chief Executive Officer, except that no written consent is required for carrying over a maximum of seven (7) days to any subsequent year.

4.6           Expense Reimbursement.  Company shall provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder.  The Company shall reimburse the Executive for all such expenses upon presentation by the Executive, from time-to-time, of appropriately itemized and approved (consistent with Company’s policy) accounts of such expenditures.

4.7           Withholding Taxes.  Company shall have the right to deduct or withhold from all payments due to Executive hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

4.8           Adjustments.  If the outstanding shares of common stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of common stock (or any stock or securities received with respect to such common stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of common stock (or any stock or securities received with respect to such common stock), then the number of shares of common stock shall be equitably and appropriately adjusted.  Adjustments under this Section 4.9 will be made by the applicable authority, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued from any such adjustments.  Notice of any adjustment shall be given by Company to Executive and shall be final and binding on Executive.

5.             NON-COMPETITION; NON-DISCLOSURE; AND RELATED MATTERS.

5.1           Non-Competition.  During the Employment Period and for a period of twenty four (24) months after the termination of Executive’s employment with Company for any reason (collectively the “Restriction Period”), the Executive shall not, either directly or indirectly, for himself or any third party, anywhere within or outside the United States (a) engage in or have any interest in any activity that directly or indirectly competes with the business of the Company or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of the Company, now or in the future during the Employment Period), as conducted at any time during the Employment Period, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of the Company or its affiliates or who is a consultant or independent contractor for the Company or its affiliates to terminate his employment, engagement or other relationship with the Company or its affiliates, or (c) solicit or accept business from any individual or entity which shall have obtained the goods or services of, or purchased goods or services from, the Company or its affiliates during the two (2) year period immediately prior to the end of the Employment Period or which otherwise competes with or engages in a business which is competitive with or similar to the business of the Company or any of its affiliates, (d) call on, solicit or accept any business from any of the actual or targeted prospective customers of the Company or its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

5.2           Non-Disclosure.  The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company and any of its subsidiaries or affiliates. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Company and provide Company with the opportunity to contest the disclosure.  The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, Company, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company, (ii) during the Employment Period, such information may be disclosed by the Executive as is specifically required by Company in the course of performing his duties for the Company, and (iii) to counsel and other advisers of Company subject to Company’s prior approval and provided that such advisers agree to the confidentiality provisions of this Section 5.2.

5.3           Ownership of Developments.  All copyrights, patents, trade secrets, or other intellectual property rights of a similar nature associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.  All of the foregoing shall also be deemed Confidential Information for the purposes of Section 5.2, above.

5.4           Books and Records. All books, records, and accounts relating in any manner to the Company (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or otherwise on the Company’s request at any time.

5.5           Definition of Company.  Solely for purposes of this Agreement, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.6           Acknowledgment by Executive.  The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 5 (including without limitation the geographic area and length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is or will be such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Company deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 5.

5.7           Injunctive Relief; Damages.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this Section 5, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders.  Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

5.8           Severability; Reformation; Independent Covenants. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or agreements.  It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

5.9           Survival.  The obligations of the parties under Section 5 shall survive the termination of this Agreement.

6.             TERMINATION OF THE AGREEMENT.

6.1           Termination for Cause.  The Company may terminate Executive’s employment under this Agreement for “Cause,” at any time, for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct or violation of the Company’s Code of Business Ethics and Conduct by Executive which has a materially adverse effect upon the Company’s business or reputation, (iv) Executive’s continued failure to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than ten (10) days or (v) a material breach of Executive’s fiduciary duties as an officer of the Company.

6.2           Effect of Termination for Cause.  In the event of termination of Executive for cause as set forth in Section 6.1, or a voluntary termination by Executive, Executive shall have no right to any bonuses, salaries, benefits or entitlements other than those accrued or required by law or specifically provided under the terms of the applicable agreement, instrument or plan document.  Payment of any further bonuses or other salaries claimed by Executive will be in the sole and absolute discretion of the Chief Executive Officer of the Company and Executive will have no entitlement thereto.

6.3           Disability and Death.  If during the Employment Period Executive should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such incapacity existed for a period of at least ninety (90) calendar days within a consecutive one hundred and eighty (180) day period, the Company may, upon five (5) calendar days written notice to Executive, terminate this Agreement. The determination of the Company that Executive is incapable of fulfilling his obligations under this Agreement shall be final and binding in the absence of fraud or manifest error.  In the event of termination under this Section 6.3, Executive, or his estate, shall be entitled to an amount equal to two (2) months’ Salary and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Company’s Board of Directors.  Executive, or his estate, shall, upon termination under the terms of this Section 6.3, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation days, if any, not taken by Executive during the year defined for the purposes of vacation, in which Executive was terminated.

6.4           Voluntary Termination by Executive at the End of the Employment Term.  Subject to Section 6.4 of this Section 6, in the event of voluntary termination by Executive at the end of the Employment Period, Executive shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Company’s applicable benefit plans or are required by applicable law.

6.5           Termination by Company during the Employment Term.  In the event of termination by the Company other than at the end of the Employment Term, other than for Cause under Section 6.1, Executive shall be entitled to (i) an amount equal to two (2) months Annual Base Salary paid in equal monthly installments.  Said amount shall be reduced by the amount of earned income to which Executive shall be entitled for services performed during the severance pay period for any person or entity other than the Company; (ii) the product of (I) any Awards described in Section 4.3 which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company through the end of the period covered by the Award (“Award Period”), or two (2) months after the Date of Termination, whichever period is greater, multiplied by (II) a fraction, the numerator of which is the number of days during the Award Period up to the Date of Termination occurs through the Date of Termination and the denominator of which is the total number of days in the Award Period, but only to the extent not previously vested, exercised and/or paid; provided that any payments pursuant to this Section 6.5(ii) shall be made within 30 days following the end of the Award Period;  (iii) for two (2) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Executive on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans, (iv) an amount equal to the Transaction Bonus (as defined in Section 4.4 above) which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company two (2) months after the Date of Termination, and (v) to the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any other amounts or benefits which Executive is entitled to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement, including accrued vacation to the extent unpaid (hereinafter referred to as the "Other Benefits").

6.6           Termination Following Change in Control.  If the Company or any successor terminates this Agreement at any time during the Employment Period following a Change in Control of the Company: (i) Executive shall be entitled to an amount equal to two (2) months Annual Base Salary; and (ii) any outstanding Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by Executive or other benefits under any Company plan or program, which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.

6.7           Release of Claims.  Upon good and valuable consideration, the receipt of which the Executive and the Company each hereby acknowledge, upon termination of the Executive’s employment for any reason set forth in Section 6, with the exception of the reasons for termination provided under Section 6.2 and Section 6.4, the Company and the Executive agree to execute a release of claims, substantially in the form attached hereto as Exhibit A, with respect to claims that arise on or prior to the date of the execution of the release.  The Executive’s execution of such release shall be a condition precedent to the payment of any of the compensation and benefits referred to in this Section 6.

7.             DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

7.1           "Change in Control" means an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event, the entity to which the assets of the Company were transferred.  An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company. The sole exception to Change in Control and Ownership Change Event as described above shall be any Change in Control or Ownership Change Event that may result from the death or incapacity of Richard J. Kurtz wherein his interest is transferred to his heirs only.  In such event for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

7.2           "Disability" means Executive’s absence from his duties with Company on a full-time basis for at least 90 days during any consecutive one hundred and eighty (180) day period as a result of incapacity due to mental or physical illness as determined by a physician selected by Company and acceptable to Executive. If Company determines in good faith that Executive’s Disability has occurred during the Employment Period, it may give Executive written notice in accordance with Section 6.3 of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the thirtieth (30th) day after Executive’s receipt of such notice (the "Disability Effective Date"), unless, within the thirty (30) days after such receipt, Executive shall have been cleared by the physician to return to work and has returned to full-time performance of his duties.

8.             ASSIGNMENT. Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9.             GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Delaware. Venue for any action brought hereunder shall be exclusively in Harris County, Texas and the parties hereto waive any claim that such forum is inconvenient.

10.           PREVAILING PARTY.  In the event that Executive or Company elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party, as determined by a mediator, arbitrator or court of competent jurisdiction, as applicable, shall be entitled to receive such reasonable legal expenses including, without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

11.           INDEMNIFICATION.  The Company shall indemnify the Executive against all lawsuits, losses, claims, expenses or other liabilities of any nature by reason of the fact that he (a) is or was an officer, director, employee or agent of the Company or any of its subsidiaries or affiliates, or (b) while he is or was a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, or (c) is or was servicing at the request of the Company as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

12.           NON-BINDING MEDIATION.  In the event of a dispute under this Agreement, each party agrees to submit to non-binding mediation prior to the commencement of any legal or administrative proceeding against each other for any alleged violation of the Agreement.  If the parties are unable to agree upon an individual to serve as mediator, they shall each select an attorney or other individual recognized as an approved mediator, and those two individuals selected shall jointly agree upon the selection of a third individual who shall alone serve as mediator. If such parties are also unable to agree upon an individual to serve as mediator, the requirement of each party to submit to non-binding mediation under this Agreement shall be waived and the provisions contained under Section 13 shall apply.

13.           ARBITRATION.  In the event that the parties are unable to resolve any dispute hereunder in accordance with the non-binding mediation terms of Section 12, each party agrees to submit itself to binding statutory arbitration. Such dispute shall be submitted to arbitration in the city of Houston, County of Harris, State of Texas, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

14.           ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter.  This Agreement may not be modified in any way unless by written instrument signed by both the Company and the Executive. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15.           NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to Company, addressed to the Chief Executive Officer, c/o Lapolla Industries, Inc., 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032, and (ii) if to Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

16.           BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.           SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.  If any invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LAPOLLA INDUSTRIES, INC.		EXECUTIVE

By:	/s/ Douglas J. Kramer, CEO	By:	/s/ Neil P. Burns
Name: Douglas J. Kramer		Name: Neil P. Burns
Title: Chief Executive Officer

Witness:	/s/ Michael T. Adams	Witness:	/s/ Michael T. Adams

EXHIBIT A

MUTUAL RELEASE

(a)           Neil P. Burns (the “Releasor”), for and in consideration of benefits provided pursuant to the Executive Employment Agreement (the “Agreement”), dated as of October 28, 2009, by and between the Releasor and Lapolla Industries, Inc. (the “Company”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge the Company and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his or its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment relationship with the Company, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor.  Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as an officer or employee of the Company or any affiliate or subsidiary (including as a trustee or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.

(b)           The Releasor has been advised to consult with an attorney of the Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(c)           The Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release.  Once the Releasor has signed this release, the Releasor has seven (7) additional days to revoke the Releasor’s consent and may do so by writing to the Company.  The eighth day after the Releasor shall have executed this release shall be referred to herein as the Revocation Date.

(d)           The Company, for and in consideration of the Releasor’s covenants under the Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Releasor’s employment relationship with the Company, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation.  Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Agreement, including, without limitation, with respect to the Company’s rights under Section 5.3 of the Agreement to enforce the Releasor’s obligations under Section 5 of the Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release. This release shall not apply to any claim relating to fraud, willful misconduct or breach of fiduciary duty by the Releasor arising from any fact first learned by the Company, excluding the Releasor’s knowledge, subsequent to the Company’s execution of this release.

(e)           The Company’s release shall become effective on the Revocation Date, assuming that the Releasor shall have executed this release and returned it to the Company and has not revoked the Releasor’s consent to this release prior to the Revocation Date.

(f)            In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

The law of the State of Delaware shall govern this release without reference to its choice of law rules.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Douglas J. Kramer, CEO
Name:	Douglas J. Kramer
Title:	Chief Executive Officer

NEIL P. BURNS

By:	/s/ Neil P. Burns
Name:	Neil P. Burns